Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 4, 2022, with respect to the financial statements included in the Annual Report of NVE Corporation on Form 10-K for the year ended March 31, 2022. We hereby consent to the incorporation by reference of said report in the Registration Statement of NVE Corporation on Form S-8 (File No. 333-65560).

/s/ Boulay PLLP

Minneapolis, Minnesota

May 4, 2022